Exhibit 10.1

EXCHANGE AGREEMENT

BY AND BETWEEN

BCE INC.

AND

SKYTERRA COMMUNICATIONS, INC.

Dated as of October 6, 2006

i

Schedule A	SkyTerra Disclosure Schedule
Schedule B	Other Exchange Agreements
Exhibit A	Form of Amendment No. 4 to the Amended and Restated Stockholders Agreement of Mobile Satellite Ventures GP, Inc.
Exhibit B	Form of Amendment No. 1 to the Amended and Restated Limited Partnership Agreement of Mobile Satellite Ventures LP
Exhibit C	Intentionally Omitted
Exhibit D	Form of Pledge Release Agreement
Exhibit E	Form of MSV Canada Amendment
Exhibit F	Form of Registration Rights Agreement
Exhibit G	Form of Consent Agreement
Exhibit H	Form of Letter Agreement
Exhibit I	Matters to be Covered by Legal Opinions of Counsel to BCE
Exhibit J	Form of Non-Interference Agreement
Exhibit K	Matters to be Covered by Legal Opinion of Counsel to SkyTerra
Exhibit L	Form of Preferred Provider Termination Agreement
Exhibit M	Form of Mutual Release Letter Agreement
Exhibit N	Form of Preferred Provider Extension Agreement

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of October 6, 2006 by and between BCE Inc., a business corporation incorporated under the laws of Canada (“BCE”), and SkyTerra Communications, Inc., a Delaware corporation (“SkyTerra”).

ARTICLE I

PURCHASE AND SALE

Section 1.1 Sale of TMI Delaware Interests and SkyTerra Shares. Subject to the terms and conditions hereof and in reliance upon the representations, warranties and agreements contained herein, at the Closing (as defined below), SkyTerra will purchase from BCE and/or its designated subsidiaries and BCE shall sell and/or cause to be sold to SkyTerra, (a) 100% of the outstanding limited partnership interests (the “TMI Delaware LP Interests”) and (b) 100% of the outstanding general partnership interests (“TMI Delaware GP Interests” and, together with the TMI Delaware LP Interests, the “TMI Delaware Interests”) of TMI Communications Delaware, Limited Partnership (“TMI Delaware”), a Delaware limited partnership wholly-owned by BCE and its subsidiaries, in exchange for 21,393,355 shares (the “SkyTerra Shares”) of non-voting common stock, par value $0.01 per share (“SkyTerra Non-Voting Common Stock”), of SkyTerra, exchangeable in certain circumstances for an equal number of shares of SkyTerra Common Stock (as defined below), in each case as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event declared or effected prior to the Closing; provided, that no adjustment shall be made for the exchanges made pursuant to the Agreements listed on Schedule B hereto (the “Other Exchange Agreements”).

Section 1.2 Closing. The closing (the “Closing”) of the purchase and sale of the TMI Delaware Interests in exchange for the SkyTerra Shares shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York and shall be effective as of 11:59 p.m., New York City time, (a) on the first business day immediately following the day on which the last to be fulfilled or waived of the conditions set forth in Articles V and VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions), shall be fulfilled or waived in accordance herewith, except that BCE may delay the Closing until a date no later than January 5, 2007; or (b) at such other time, date or place as BCE and SkyTerra may agree in writing. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Deliveries. (a) Simultaneously with the execution of this Agreement, BCE (and the directors of MSV GP (as defined herein) designated by BCE, with respect to the Consent Agreement (as defined below)) shall execute and deliver, and BCE shall cause TMI Delaware to execute and deliver, and MSV Investors, LLC shall execute and deliver, to the extent applicable and not previously executed and delivered; (i) Amendment No. 2 to the TerreStar Networks Inc. Stockholders’ Agreement in the form attached as Exhibit A to the Motient Exchange Agreement (as defined below), (ii) the Amended and Restated TerreStar Networks Inc. Stockholders’ Agreement in the form attached as Exhibit B to the Motient Exchange Agreement (the “Amended TerreStar Stockholders’ Agreement”), both (i) and (ii) to be effective in accordance with their terms, (iii) Amendment No. 3 to the Amended and Restated Stockholders Agreement (the “MSV GP Stockholders’ Agreement”) of Mobile Satellite Ventures GP, Inc. (“MSV GP”) in the form attached as Exhibit C to the Motient Exchange Agreement, (iv) Amendment No. 4 to the MSV GP Stockholders Agreement, in the form attached as Exhibit A hereto, (v) Amendment No. 1 to the Amended and Restated Limited Partnership Agreement (the “MSV LP Partnership Agreement”) of Mobile Satellite Ventures LP (“MSV”), in the form attached as Exhibit B hereto, (vi) a Pledge Release Agreement terminating the Pledge and Guarantee Agreement dated November 26, 2001 as amended, releasing the pledge thereunder and releasing TMI Delaware of any liability that could arise in connection therewith, in the form of Exhibit D hereto, (vii) an amendment (the “MSV Canada Amendment”) to the shareholders agreement of Mobile Satellite Ventures Holdings (Canada) Inc. (the “MSV Canada Shareholders Agreement”) in the form of Exhibit E hereto duly executed by the subsidiary of BCE which is a party to such agreement (viii) the Amended and Restated Registration Rights Agreement in the form attached as Exhibit F hereto (the “Registration Rights Agreement”), (ix) the Consent Agreement in the form attached as Exhibit G hereto (the “Consent Agreement”), (x) the Letter Agreement in the form attached as Exhibit H hereto (the “Letter Agreement” and together with the Consent Agreement, the “Signing Letters”), (xi) the Termination of the Preferred Provider Agreement in the form attached as Exhibit L hereto (the “Termination of the Preferred Provider Agreement”), (xii) the Non-Interference Agreement in the form attached as Exhibit J hereto (the “Non-Interference Agreement”), (xiii) the Mutual Release Letter Agreement in the form attached as Exhibit M hereto (the “Mutual Release Letter Agreement”) and (xiv) the Preferred Provider Termination and Extension Agreement in the form attached as Exhibit N here to (the “Preferred Provider Extension Agreement”).

(b) At the Closing, BCE shall deliver or cause to be delivered to SkyTerra (unless waived by SkyTerra) the following (collectively, the “BCE Closing Deliveries”):

(i) duly executed instruments of assignment evidencing the transfer of the TMI Delaware Interests to SkyTerra and/or one or more wholly-owned subsidiaries of SkyTerra as designated by SkyTerra and in such form reasonably satisfactory to SkyTerra as shall be effective to vest in SkyTerra and/or such SkyTerra subsidiaries good and valid title to the TMI Delaware Interests, free and clear of any Lien (as defined below) other than Permitted Liens (as defined below), Securities Law Encumbrances (as defined below) or pursuant to the MSV Documents (as defined below);

(ii) certified resolutions of the Board of Directors of BCE and the partners of TMI Delaware approving this Agreement, the Registration Rights Agreement and the transactions contemplated hereby;

(iii) a certificate of good standing for each of BCE and TMI Delaware from their respective jurisdictions of organization;

(iv) a copy of a statement, issued by TMI Delaware pursuant to Treasury Regulation section 1.897-2(h) (including a copy of any statement filed with the Internal Revenue Service pursuant to Treasury Regulation section 1.897-2(h)(2)), in form and substance reasonably satisfactory to SkyTerra, certifying that the TMI Delaware Interests are not “United States real property interests” as defined in section 897(c) of the Internal Revenue Code of 1986, as amended (it being agreed that TMI Delaware will, for purposes of making this certification, rely on SkyTerra’s representation to the effect that the MSV Interests are not “United States real property interests” as so defined, determined as if MSV were a U.S. corporation, and will have no liability to SkyTerra, under this Agreement or otherwise, if the certification is incorrect as a result of inaccuracy of that representation); and

(v) an agreement terminating the MSV GP Stockholders Agreement duly executed by TMI Delaware.

(c) At the Closing, SkyTerra shall deliver to BCE (unless waived by BCE) the following (collectively, the “SkyTerra Closing Deliveries”):

(i) certificates registered in the names of BCE and/ or its designated subsidiaries representing the SkyTerra Shares;

(ii) certified resolutions of SkyTerra’s Board of Directors approving this Agreement, the Registration Rights Agreement and the transactions contemplated hereby;

(iii) a certificate of good standing for SkyTerra from the Secretary of State of the State of Delaware; and

(iv) an agreement terminating the MSV GP Stockholders Agreement duly executed by MSV Investors, LLC.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF BCE

BCE represents and warrants to SkyTerra, as follows:

Section 2.1 Corporate Organization; Related Entities. BCE is a business corporation duly organized, validly existing and in good standing under the laws of Canada and TMI Delaware is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware, and both BCE and TMI Delaware have the requisite power and authority to own or lease their respective properties and to carry on their respective businesses as they are presently being conducted. Each of BCE and TMI Delaware is duly qualified to do business as a foreign entity, and is in good standing, in each jurisdiction in which the ownership of their respective properties or the conduct of their respective business requires such qualification, except for failures, if any, to be so qualified which individually or in the aggregate have not had and could not reasonably be expected to have a BCE Material Adverse Effect. The copies of the certificates of incorporation and bylaws or other applicable organizational documents of BCE and TMI Delaware heretofore made available to SkyTerra are complete and current copies of such instruments as presently in effect. A “BCE Material Adverse Effect” means a material adverse effect respecting the ability of BCE to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth herein, except to the extent that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; or (iii) changes in, or events or conditions affecting, the wireless telecommunications industry generally.

Section 2.2 Title to TMI Delaware Interests. As of the date hereof and at all times until and including at the Closing, BCE, directly or through one or more wholly-owned subsidiaries, owns, of record and beneficially, the TMI Delaware Interests, and TMI Delaware owns, of record and beneficially, the 7,586,296.24 limited partnership units (the “MSV LP Units”) of MSV and 758.63 shares of common stock (the “MSV GP Shares” and, together with the MSV LP Units, the “MSV Interests”) of MSV GP owned by TMI Delaware, in each case free and clear of any and all option, call, contract, commitment, mortgage, pledge, security interest, encumbrance, lien, Tax, claim or charge of any kind or right of others of whatever nature (collectively, a “Lien”) of any kind, other than pursuant to statutory Liens for Taxes not yet due and payable and other Liens created by operation of law of a type ordinarily excluded from clauses of this nature (collectively, “Permitted Liens”), applicable securities laws (“Securities Law Encumbrances”) or the MSV Documents (defined below). Upon the Closing, (x) SkyTerra shall be vested with good and valid title to the TMI Delaware Interests and TMI Delaware shall continue to have good and valid title to the MSV Interests, free and clear of any Liens of any kind (other than Permitted Liens, Securities Law Encumbrances or the MSV Documents) and (y) neither BCE nor any of its affiliates shall own, of record or beneficially, or have, by conversion, warrant, option or otherwise, any right to, interest in or agreement to acquire any TMI Delaware LP Interests, TMI Delaware GP Interests, MSV LP Units or MSV GP Shares. The “MSV Documents” means the Amended and Restated Limited Partnership Agreement dated as of November 12, 2004, the Amended and Restated Stockholders’ Agreement dated as of November 12, 2004, the Voting Agreement dated as of November 12, 2004, the bylaws of MSV GP, the Second Amended and Restated Parent Transfer/Drag Along Agreement dated as of November 12, 2004, and the MSV Canada Shareholders Agreement, as each of the same may be amended from time to time.

Section 2.3 Authority Relative to this Agreement. BCE and its subsidiaries, as applicable, have the requisite power and authority to execute and deliver this Agreement, the Registration Rights Agreement and the Governance Amendments, as applicable, and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Registration Rights Agreement and the Governance Amendments by BCE and its subsidiaries, as applicable, and the consummation by BCE and its subsidiaries of the transactions contemplated hereby and thereby have been duly authorized by BCE’s and the applicable subsidiaries’ respective boards of directors, or other governing bodies or general partners, as the case may be, and no other corporate, partnership, stockholder or partner proceedings on the part of BCE or its subsidiaries are necessary to authorize this Agreement, the Registration Rights Agreement and the Governance Amendments, as applicable, or for BCE or its subsidiaries, as applicable, to consummate the transactions contemplated hereby or thereby. This Agreement, the Registration Rights Agreement and the Governance Amendments have been duly and validly executed and delivered by BCE and its subsidiaries, as applicable, and, assuming the due authorization, execution and delivery thereof by the other parties thereto, constitutes the valid and binding obligations of such of BCE and its subsidiaries as are parties thereto, enforceable against them in accordance with its terms.

Section 2.4 Consents and Approvals; No Violations. Except in connection with or in order to comply with the applicable provisions of (a) the filing of a registration statement pursuant to the Registration Rights Agreement, under the Securities Act of 1933, as amended (the “Securities Act”) and (b) filings or approvals required under state securities or “blue sky” laws, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the organizational documents of BCE or any of its subsidiaries involved in the transactions contemplated by this Agreement, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to BCE or any of such subsidiaries (including TMI Delaware) or their respective properties or assets, including, but not limited to, the MSV Documents. Except in connection or in order to comply with the applicable provisions of (a) the filing of a registration statement pursuant to the Registration Rights Agreement, under the Securities Act and (b) filings or approvals required under state securities or “blue sky” laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state, local or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory body, authority or administrative agency or commission (collectively, a “Governmental Entity”), is required by or with respect to BCE or any of its subsidiaries (including TMI Delaware) in connection with the execution and delivery of this Agreement by BCE or the consummation by BCE or any subsidiary of BCE of the transactions contemplated hereby, except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a BCE Material Adverse Effect.

Section 2.5 Absence of Certain Changes or Events. Since December 31, 2005, (i) BCE and TMI Delaware have conducted their respective businesses and operations in the ordinary course of business and consistent with past practices and (ii) there has not been any fact, event, circumstance or change affecting or relating to BCE or TMI Delaware which has had or could reasonably be expected to have a BCE Material Adverse Effect.

Section 2.6 Litigation. As of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of BCE, threatened against BCE or TMI Delaware or with respect to which BCE or TMI Delaware could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto, the outcome of which has had or could reasonably be expected to have a BCE Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against BCE or TMI Delaware having, or which has had or could reasonably be expected to have a BCE Material Adverse Effect.

Section 2.7 Purchase Entirely for Own Account. The SkyTerra Shares (and the shares of SkyTerra Common Stock into which such shares are exchangeable) to be issued to BCE will be acquired for investment for BCE’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, in each case, in violation of applicable securities laws, and BCE has no present intention of selling, granting any participation in, or otherwise distributing such SkyTerra Shares except in compliance with applicable securities laws.

Section 2.8 Reliance Upon BCE’s Representations. BCE understands that the SkyTerra Shares issued to BCE in accordance with this Agreement will not be registered under the Securities Act and the sale provided for in this Agreement and SkyTerra’s issuance of the SkyTerra Shares hereunder will be made in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(2) thereof, and that, in such case, SkyTerra’s reliance on such exemption will be based on BCE’s representations set forth herein.

Section 2.9 Receipt of Information. BCE believes it has received all the information it considers necessary or appropriate for deciding whether to acquire the SkyTerra Shares. BCE further represents that it has had an opportunity to ask questions and receive answers from SkyTerra regarding the terms and conditions of the offering of the SkyTerra Shares and the business and financial condition of SkyTerra and to obtain additional information (to the extent SkyTerra possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access. The foregoing, however, does not limit or modify the representations or warranties of SkyTerra in this Agreement or the right of BCE to rely upon such representations or warranties. BCE has not received, nor is it relying on, any representations or warranties from SkyTerra, other than as provided herein; provided, that the foregoing shall not affect any right BCE may have on account of fraud.

Section 2.10 Investor Status; etc. BCE certifies and represents to SkyTerra that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring the SkyTerra Shares. BCE’s financial condition is such that it is able to bear the risk of holding the SkyTerra Shares for an indefinite period of time and the risk of loss of its entire investment. BCE has sufficient knowledge and experience in investing in companies similar to SkyTerra so as to be able to evaluate the risks and merits of its investment in SkyTerra.

Section 2.11 Taxes.

(a) TMI Delaware has timely filed all Tax Returns required to be filed by it (taking into account all applicable extensions) and all such Tax Returns are true, correct and complete in all respects.

(b) TMI Delaware has paid all Taxes required to have been paid by it. TMI Delaware has no liability for Taxes of any Person other than TMI Delaware.

(c) There is no pending, or to the knowledge of TMI Delaware threatened, examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of TMI Delaware.

(d) TMI Delaware has not received written notice of a determination by any taxing or other Governmental Entity that Taxes are owed by TMI Delaware (such determination being referred to as a “Tax Deficiency”) and, to the knowledge of TMI Delaware, no Tax Deficiency is proposed or threatened.

(e) All Tax Deficiencies asserted against TMI Delaware have been paid or finally settled and all amounts asserted in any Tax Deficiency to be owed have been paid.

(f) There are no Liens arising from or related to Taxes on or pending against TMI Delaware or any of its properties other than statutory Liens for Taxes that are not yet due and payable.

(g) As used in this Agreement:

(i) “Tax” means any and all federal, state, local, foreign or other tax of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Tax Authority, including taxes on or with respect to income, alternative minimum, accumulated earnings, personal holding company, capital, transfer, stamp, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, unemployment, social security, workers’ compensation or net worth, and taxes in the nature of excise, withholding, ad valorem or value added; and

(ii) “Tax Return” means any return, report or similar statement (including any attached schedules) required to be filed with respect to Taxes and any information return, claim for refund, amended return, or declaration of estimated Taxes.

Section 2.12 Brokers or Finders. Except for fees which shall be borne solely by BCE, none of BCE or any of its subsidiaries (including TMI Delaware) has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.13 Restricted Securities. BCE understands that the SkyTerra Shares may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the SkyTerra Shares or an available exemption from registration under the Securities Act, the SkyTerra Shares must be held indefinitely. In particular, BCE is aware that the SkyTerra Shares may not be sold pursuant to Rule 144 or Rule 145 promulgated under the Securities Act unless all of the conditions of the applicable rule are met. Among the conditions for use of Rules 144 and 145 is the availability of current information to the public about SkyTerra.

Section 2.14 Legends. It is understood that the certificates evidencing the SkyTerra Shares to be sold to BCE will bear one or more of the following legends:

(a) “These securities have not been registered under the Securities Act of 1933, as amended. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to SkyTerra Communications, Inc. that such registration is not required.”

(b) With respect to any SkyTerra Shares comprising the Minimum Linked Number (as defined herein) a legend stating that such SkyTerra Shares may not be transferred other than in accordance with the MSV Canada Amendment.

(c) Any legend required by the laws of the State of Delaware or other jurisdiction.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SKYTERRA

Except as otherwise specifically provided in the Disclosure Schedule of SkyTerra attached hereto and incorporated herein by reference which clearly identifies the relevant section of this Agreement (the “SkyTerra Disclosure Schedule”), SkyTerra represents and warrants to BCE as follows:

Section 3.1 Corporate Organization; Related Entities. SkyTerra is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority to own or lease its properties and to carry on its business as it is presently being conducted. SkyTerra is duly qualified to do business as a foreign corporation, and is in good standing, in each jurisdiction in which the ownership of its properties or the conduct of its business requires such qualification, except for failures, if any, to be so qualified which individually or in the aggregate have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect. The copies of the certificate of incorporation and bylaws of SkyTerra heretofore made available to BCE are complete and current copies of such instruments as presently in effect. A “SkyTerra Material Adverse Effect” means a material adverse effect respecting (a) the business, assets and liabilities (taken together) or financial condition of SkyTerra and its subsidiaries on a consolidated basis or (b) the ability of SkyTerra to consummate the transactions contemplated by this Agreement or fulfill the conditions to Closing set forth herein, except to the extent (in the case of either clause (a) or clause (b) above) that such adverse effect results from (i) general economic, regulatory or political conditions or changes therein in the United States or the other countries in which such party operates; (ii) financial or securities market fluctuations or conditions; or (iii) changes in, or events or conditions affecting, the wireless telecommunications industry generally.

Section 3.2 Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of SkyTerra consists of (i) 200,000,000 shares of SkyTerra’s common stock, par value $0.01 per share (the “SkyTerra Common Stock”), 26,564,206 of which are issued and outstanding, (ii) 100,000,000 shares of SkyTerra Non-Voting Common Stock, 37,696,716 of which are issued and outstanding, and (iii) 10,000,000 shares of preferred stock, par value $0.01 per share (“SkyTerra Preferred Stock”), 2,000,000 of which are designated as Series A Convertible Preferred Stock and none of which are issued and outstanding. SkyTerra has no other designations of SkyTerra Preferred Stock. As of the date of this Agreement, (1) 935,544 shares of SkyTerra Common Stock are reserved for issuance pursuant to SkyTerra’s stock option plans (each a “SkyTerra Stock Option Plan”) or otherwise, a list of which is set forth on Schedule 3.2 of the SkyTerra Disclosure Schedule, (2) 2,879,498 shares of SkyTerra Common Stock are reserved for issuance upon the exercise of outstanding warrants to purchase shares of SkyTerra Common Stock and (3) 18,855,144 shares of SkyTerra Non-Voting Common Stock and 18,855,144 shares of SkyTerra Common Stock are reserved for issuance pursuant to the agreement listed on Part A of Schedule B hereto (the “Motient Exchange Agreement”) upon the occurrence of Subsequent Closings (as defined in the Motient Exchange Agreement). The issuances of shares of SkyTerra Common Stock and SkyTerra Non-Voting Common Stock contemplated in clauses (1) through (3) above are referred to herein collectively as the “SkyTerra Permitted Issuances”. All the issued and outstanding shares of SkyTerra’s capital stock have been duly authorized and validly issued and are fully paid, nonassessable and free of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof. Except for the SkyTerra Permitted Issuances, SkyTerra (A) does not have and is not bound by any outstanding subscriptions, options, voting trusts, convertible securities, warrants, calls, commitments or agreements of any character or kind calling for the purchase, issuance or grant of any additional shares of its capital stock or restricting the transfer of its capital stock and (B) is not a party to any voting trust or other agreement or understanding with respect to the voting of the capital stock or other equity securities of SkyTerra.

(b) The SkyTerra Shares have been duly and validly authorized, and, when issued upon the terms hereof, will be fully paid, nonassessable and free of statutory preemptive rights and contractual stockholder preemptive rights, with no personal liability attaching to the ownership thereof.

Section 3.3 Authority Relative to this Agreement and the Registration Rights Agreement. SkyTerra has the requisite corporate power and authority to execute and deliver this Agreement, and the Registration Rights Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Registration Rights Agreement by SkyTerra and the consummation by SkyTerra of the transactions contemplated hereby and thereby have been duly authorized by SkyTerra’s Board of Directors, and no other corporate or stockholder proceedings on the part of SkyTerra are necessary to authorize this Agreement or the Registration Rights Agreement or for SkyTerra to consummate the transactions contemplated hereby or thereby. This Agreement and the Registration Rights Agreement have been duly and validly executed and delivered by SkyTerra and, assuming the due authorization, execution and delivery thereof by BCE and any of its subsidiaries party thereto, constitute the valid and binding obligations of SkyTerra, enforceable against SkyTerra in accordance with their terms.

Section 3.4 Consents and Approvals; No Violations. Except in connection or in order to comply with the applicable provisions of (a) the filing of a registration statement pursuant to the Registration Rights Agreement, under the Securities Act and (b) filings or approvals required under state securities or “blue sky” laws, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby will, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under (i) any provision of the organizational documents of SkyTerra, (ii) any material mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to SkyTerra or its properties or assets, including but not limited to the MSV Documents. Except in connection or in order to comply with the applicable provisions of (a) the filing of a registration statement pursuant to the Registration Rights Agreement, under the Securities Act and (b) filings or approvals required under state securities or “blue sky” laws, no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to SkyTerra in connection with the execution and delivery of this Agreement by SkyTerra or the consummation by SkyTerra of the transactions contemplated hereby except for such consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a SkyTerra Material Adverse Effect.

Section 3.5 Reports and Financial Statements.

(a) Except as set forth on Schedule 3.5(a) of the SkyTerra Disclosure Schedule, SkyTerra has timely filed all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or the Securities Act since January 1, 2004 (collectively, the “SkyTerra SEC Reports”), and has previously made available to BCE true and complete copies of all such SkyTerra SEC Reports. Such SkyTerra SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such SkyTerra SEC Reports, as of their respective dates (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of SkyTerra included in the SkyTerra SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein), in all material respects, the consolidated financial position of SkyTerra and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of SkyTerra and its consolidated subsidiaries for the periods then ended. Except as disclosed in SkyTerra SEC Reports there has been no change in any of the significant accounting (including Tax accounting) policies or procedures of SkyTerra since December 31, 2005.

(b) Except as set forth on Schedule 3.5(b) of the SkyTerra Disclosure Schedule, SkyTerra maintains a system of internal accounting controls sufficient to provide reasonable assurances that: (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or any other criteria applicable to such statements and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(c) Since January 1, 2005, neither SkyTerra nor, to SkyTerra’s knowledge, any director, officer, employee, auditor, accountant or representative of SkyTerra has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of SkyTerra or SkyTerra’s internal accounting controls, including any complaint, allegation, assertion or claim that SkyTerra has engaged in questionable accounting or auditing practices. No attorney representing SkyTerra, whether or not employed by SkyTerra, has reported “evidence of a material violation” (as defined in 17 CFR Part 205) to SkyTerra’s board of directors or any committee thereof or to any director or officer of SkyTerra.

Section 3.6 Absence of Certain Changes or Events. Except as set forth in SkyTerra SEC Reports filed prior to the date of this Agreement or as set forth on Schedule 3.6 of the SkyTerra Disclosure Schedule, since December 31, 2005, (i) SkyTerra has conducted its business and operations in the ordinary course of business and consistent with past practices and (ii) there has not been any fact, event, circumstance or change affecting or relating to SkyTerra which has had or could reasonably be expected to have a SkyTerra Material Adverse Effect. Except as could not reasonably be expected to represent a

SkyTerra Material Adverse Effect or as set forth on Schedule 3.6 of the SkyTerra Disclosure Schedule, the transactions contemplated by this Agreement will not constitute a change of control under or require the consent from or the giving of notice to a third party pursuant to the terms, conditions or provisions of any SkyTerra Contract (defined below).

Section 3.7 Litigation. Except for litigation disclosed in the notes to the audited financial statements of SkyTerra as of and for the period ended December 31, 2005, or in SkyTerra SEC Reports filed subsequent thereto but prior to the date of this Agreement, as of the date hereof, there is no suit, action, proceeding or investigation pending or, to the knowledge of SkyTerra, threatened against SkyTerra or with respect to which SkyTerra could be required to provide indemnification or to otherwise contribute to liabilities or damages relating thereto, the outcome of which has had or could reasonably be expected to have a SkyTerra Material Adverse Effect; nor is there any judgment, decree, injunction, rule or order of any Governmental Entity outstanding against SkyTerra having, or which has had or could reasonably be expected to have a SkyTerra Material Adverse Effect.

Section 3.8 Compliance with Law. SkyTerra has not violated any Laws and is in compliance with all Laws, other than where such violation or noncompliance, individually or in the aggregate, has not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect. SkyTerra has not received any notice to the effect that, or otherwise been advised that or is aware that, SkyTerra is not in such compliance with any Laws, and SkyTerra has no knowledge that any existing circumstances are reasonably likely to result in such violations of any Laws.

Section 3.9 Absence of Undisclosed Liabilities. Except as set forth on Schedule 3.9 of the SkyTerra Disclosure Schedule, for liabilities or obligations which are accrued or reserved against in SkyTerra’s consolidated financial statements (or reflected in the notes thereto) as of and for the period ended December 31, 2005 as included in SkyTerra SEC Reports or which were incurred after December 31, 2005 in the ordinary course of business and consistent with past practice, SkyTerra has no liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in a balance sheet (or reflected in the notes thereto) or which have had or could reasonably be expected to have a SkyTerra Material Adverse Effect, other than amounts that are completely and fully satisfied prior to the Closing.

Section 3.10 No Default. As of the date of this Agreement, SkyTerra is not in breach or violation of, or in default under (and no event has occurred which with notice or lapse of time or both would constitute such a breach, violation or default), any term, condition or provision of (a) its certificate of incorporation or bylaws, or (b) (x) any order, writ, decree, statute, rule or regulation of any Governmental Entity applicable to SkyTerra or any of its properties or assets or (y) any agreement required to be filed as a “Material Contract” as an exhibit to SkyTerra’s Annual Report on Form 10-K for the year ended December 31, 2005 or any periodic Exchange Act report required to be filed since then (a “SkyTerra Contract”), except in the case of this clause (b), which breaches, violations or defaults, individually or in the aggregate, have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect.

Section 3.11 Taxes. Except as would not reasonably be expected to have a SkyTerra Material Adverse Effect:

(a) SkyTerra has timely filed all Tax Returns required to be filed by it (taking into account all applicable extensions) and all such Tax Returns are true, correct and complete in all respects.

(b) SkyTerra has paid all Taxes shown due on its Tax Returns.

(c) There is no pending or, to the knowledge of SkyTerra, threatened examination, investigation, audit, suit, action, claim or proceeding relating to Taxes of SkyTerra.

(d) SkyTerra has not received written notice of a Tax Deficiency and, to the knowledge of SkyTerra, no Tax Deficiency is proposed or threatened.

(e) All Tax Deficiencies asserted against SkyTerra have been paid or finally settled and all amounts asserted in any Tax Deficiency to be owed have been paid.

(f) There are no Liens arising from or related to Taxes on or pending against SkyTerra or any of its properties other than statutory Liens for Taxes that are not yet due and payable.

Section 3.12 Intellectual Property.

(a) SkyTerra owns or holds licenses or otherwise has such rights to use, sell, license or dispose of all of the intellectual property rights used in the conduct of the business of SkyTerra as currently conducted, with such exceptions as individually or in the aggregate have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect.

(b) With such exceptions as individually or in the aggregate have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect, (i) the operation of SkyTerra’s business and the manufacture, marketing, use, sale, licensure or disposition of any Intellectual Property in the manner currently used, sold, licensed or disposed of by SkyTerra does not and will not infringe on the proprietary rights of any person, nor has such an infringement been alleged within six years preceding the date of this Agreement (other than such as have been resolved); (ii) there is no pending or threatened claim or litigation challenging or questioning the validity, ownership or right to use, sell, license or dispose of any such Intellectual Property in the manner in which currently used, sold, licensed or disposed of by SkyTerra, nor is there a valid basis for any such claim or litigation, nor has SkyTerra received any notice asserting that the proposed operation of SkyTerra’s business or the use, sale, license or disposition by SkyTerra of any of the Intellectual Property of SkyTerra conflicts or will conflict with the rights of any other party, nor is there a valid basis for any such assertion in each case; and (iii) none of the Intellectual Property used in the conduct of the business of SkyTerra as currently conducted is being infringed by any person and SkyTerra has not asserted any claim of infringement, misappropriation or misuse within the past six years.

Section 3.13 Permits. SkyTerra has, and is in compliance with, all Permits required to conduct its business as now being conducted, except any such SkyTerra Permit the absence of which, individually or in the aggregate, has not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect (“SkyTerra Material Permits”). All SkyTerra Material Permits are valid and in full force and effect. There is not now pending, or to the knowledge of SkyTerra, threatened, any action by any person or by or before any Governmental Entity to revoke, cancel, rescind, modify or refuse to renew any SkyTerra Material Permits and, other than as set forth on Schedule 3.13 of the SkyTerra Disclosure Schedule, there exist no facts or circumstances that would reasonably be expected to give rise to such action. “SkyTerra Permits” means all licenses, permits, franchises, approvals, authorizations, certificates, registrations, consents or orders of, or filings with, any Governmental Entity used or held for use in the operation of SkyTerra’s business and all other rights and privileges granted by a Governmental Entity necessary to allow SkyTerra to own and operate its business without any violation of law.

Section 3.14 Brokers. No broker, finder or financial advisor is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of SkyTerra.

Section 3.15 Contracts. All SkyTerra Contracts that are material to the business or operations of SkyTerra taken as a whole have been filed as exhibits to SkyTerra’s Annual Report on 10-K for the year ended December 31, 2005 or any periodic Exchange Act report required to be filed since then, are valid and binding obligations of SkyTerra, and, to the knowledge of SkyTerra, the valid and binding obligation of each other party thereto, except such SkyTerra Contracts that, if not so valid and binding, individually or in the aggregate, have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect. Neither SkyTerra nor, to the knowledge of SkyTerra, any other party thereto, is in violation of or in default in respect of, nor has there occurred an event or condition, that with the passage of time or giving of notice (or both), would constitute a default under or permit the termination of, any such SkyTerra Contract except such violations or defaults under or terminations that, individually or in the aggregate, have not had and could not reasonably be expected to have a SkyTerra Material Adverse Effect.

Section 3.16 Insurance. SkyTerra’s insurance policies are in all respects in full force and effect in accordance with their terms, no notice of cancellation has been received, and there is no existing default or event that, with the giving of notice or lapse of time or both, would constitute a default thereunder. SkyTerra has made available to BCE true and correct copies of all insurance policies maintained by SkyTerra, or evidence thereof, as of the date of this Agreement.

Section 3.17 Ownership of MSV LP Units and MSV GP Shares. As of the date hereof, SkyTerra or its subsidiaries own 20,508,055 MSV LP Units and 2,719 MSV GP Shares and at the Closing, SkyTerra or its subsidiaries will own not less than 20,508,055 MSV LP Units and 2,719 MSV GP Shares (in each case as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event with respect to the MSV LP Units or MSV GP Shares that is declared or effected prior to the Closing).

Section 3.18 Purchase Entirely for Own Account. The TMI Delaware Interests to be transferred to SkyTerra will be acquired for investment for SkyTerra’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, in each case, in violation of applicable securities laws, and SkyTerra has no present intention of selling, granting any participation in, or otherwise distributing the same except in compliance with applicable securities laws.

Section 3.19 Reliance Upon SkyTerra’s Representations. SkyTerra understands that TMI Delaware Interests will not be registered under the Securities Act and the sale provided for in this Agreement and BCE and/or its subsidiaries’ transfer of securities hereunder will be made in reliance upon an exemption from registration under the Securities Act, and that, in such case, BCE and/or its subsidiaries’ reliance on such exemption will be based on SkyTerra’s representations set forth herein.

Section 3.20 Receipt of Information. SkyTerra believes it has received all the information it considers necessary or appropriate for deciding whether to acquire TMI Delaware Interests. SkyTerra further represents that it has had an opportunity to ask questions and receive answers from BCE regarding the terms and conditions of the TMI Delaware Interests and the business and financial condition of TMI Delaware and to obtain additional information (to the extent BCE possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or which it had access. The foregoing, however, does not limit or modify the representations or warranties of BCE in this Agreement or the right of SkyTerra to rely upon such representations or warranties. SkyTerra has not received, nor is it relying on, any representations or warranties from BCE, other than as provided herein.

Section 3.21 Investor Status; etc. SkyTerra certifies and represents to BCE that it is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act and was not organized for the purpose of acquiring TMI Delaware Interests. SkyTerra’s financial condition is such that it is able to bear the risk of holding the TMI Delaware Interests for an indefinite period of time and the risk of loss of its entire investment. SkyTerra has sufficient knowledge and experience in investing in companies similar to TMI Delaware so as to be able to evaluate the risks and merits of its investment in TMI Delaware.

Section 3.22 Restricted Securities. SkyTerra understands that the TMI Delaware Interests may not be sold, transferred or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the TMI Delaware Interests or an available exemption from registration under the Securities Act, such TMI Delaware Interests, must be held indefinitely. In particular, SkyTerra is aware that such TMI Delaware Interests may not be sold pursuant to Rule 144 or Rule 145 promulgated under the Securities Act unless all of the conditions of the applicable rule are met. Among the conditions for use of Rules 144 and 145 is the availability of current information to the public about TMI Delaware.

Section 3.23 Issuances Exempt. Assuming the truth and accuracy of the representations and warranties of BCE contained in Article II hereof, the offer, sale, and issuance of the SkyTerra Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws, except as permitted pursuant to Section 4.2.

Section 3.24 No Integrated Offering. Neither SkyTerra, nor any of its Affiliates or any other person acting on SkyTerra’s behalf, has directly or indirectly engaged in any form of general solicitation or general advertising with respect to the SkyTerra Shares and any shares of SkyTerra Common Stock for which the SkyTerra Shares may be exchanged, nor have any of such persons made any offers or sales of any security or solicited any offers to buy any security under circumstances that would require registration of the SkyTerra Shares and any shares of SkyTerra Common Stock for which the SkyTerra Shares may be exchanged under the Securities Act or cause this offering of the SkyTerra Shares and any shares of SkyTerra Common Stock for which the SkyTerra Shares may be exchanged to be integrated with any prior offering of securities of SkyTerra for purposes of the Securities Act.

ARTICLE IV

ADDITIONAL AGREEMENTS

Section 4.1 Governmental Approval. The parties will promptly execute and file, or join in the execution and filing of, any application, notification or other document that may be necessary in order to obtain the authorization, approval or consent of any Governmental Entity, which may be reasonably required in connection with the consummation of the transactions contemplated by this Agreement. Any fees associated with such notifications or applications shall be borne by SkyTerra; it being understood that SkyTerra shall not bear any expense associated with notifications or applications required under the Hart-Scott-Rodino Antitrust Act of 1976 or similar foreign competition or antitrust laws upon the disposition by BCE of SkyTerra Shares. Each party will use commercially reasonable efforts to obtain, or assist the other party in obtaining, all such authorizations, approvals and consents. Each party shall, in connection with its obligation to use commercially reasonable efforts to obtain, or assist the other parties in obtaining, all such requisite authorizations, approvals or consents, use commercially reasonable efforts to (i) cooperate in all reasonable respects with the other parties in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other parties of any communication received by such party from or given by such party to, the United States Department of Justice (the “DOJ”), the United States Federal Trade Commission (the “FTC”), the Federal Communications Commission (the “FCC”) or any other Governmental Entity or quasi-governmental entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, (iii) permit the other parties, or the other parties’ legal counsel, to review any communication given by it to, and consult with the other parties in advance of any meeting or conference with, the DOJ, the FTC, the FCC or any such other Governmental Entity or quasi-governmental entity or, in connection with any proceeding by a private party, with any other person and (iv) to the extent permitted by the FCC or other Governmental Entity, as appropriate, give the other parties the opportunity to attend and participate in such meetings and conferences.

Section 4.2 Blue Sky Laws. SkyTerra shall exercise its commercially reasonable best efforts to register or qualify (or obtain an exemption from registration) the SkyTerra Shares under the blue sky laws of the 50 states of the United States and of the District of Columbia and such other jurisdictions as BCE shall reasonably request; provided, however, that, in the case of non-U.S. jurisdictions, SkyTerra will not be required to (a) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 4.2, (b) subject itself to taxation in any such jurisdiction or (c) consent to general service of process in any such jurisdiction). SkyTerra shall pay for all fees (including filing and application fees), costs and expenses in connection therewith. However, the failure to obtain such “blue sky” clearance in each such jurisdiction shall not be a condition to closing and shall not prevent the Closing from occurring; provided, that SkyTerra shall not fail to obtain such “blue sky” clearance in (i) more than five such jurisdictions, (ii) Texas or (iii) New York. BCE shall cooperate with and assist SkyTerra in connection with obtaining the “blue sky” clearance contemplated by this Section 4.2.

Section 4.3 Compliance with MSV Documents. (a) The parties intend that this Agreement and the transactions contemplated hereby be consistent with the conditions and restrictions applicable to the parties and/or their affiliates pursuant to MSV’s organizational documents and/or pursuant to the agreements between or among MSV’s limited partners or the stockholders of MSV GP, including, without limitation, the MSV Documents (collectively, the “MSV Investor Agreements”). SkyTerra and BCE shall take all commercially reasonable actions necessary to comply with, or appropriately amend, the provisions of the MSV Investor Agreements relating to the transfer of the MSV Interests to the extent required in order to complete the transfer of beneficial ownership of the TMI Delaware Interests contemplated by this Agreement.

(b) BCE, for itself and its affiliates, hereby waives any rights of such party under Section 8.2(a) of the MSV GP Stockholders Agreement with respect to any transactions contemplated by this Agreement or any Other Exchange Agreement.

Section 4.4 No Transfers; No Alternative Transactions; Standstill.

(a) BCE shall not, and shall cause its subsidiaries and the officers, directors, employees, representatives (including, without limitation, investment bankers, attorneys and accountants), agents or Affiliates of BCE and its subsidiaries not to, directly or indirectly, (i) solicit, initiate, encourage or facilitate any inquiries or the making of a proposal or offer with respect to, or consummate, an Alternative Proposal, (ii) participate in any discussions or negotiations with, deliver any consent with respect to, or provide any non-public information to, or afford any access to the properties, books or records of TMI Delaware or MSV, or otherwise take any other action to assist, facilitate or undertake (including granting any waiver or release under any standstill or similar agreement with respect to any securities of TMI Delaware or MSV), by itself or with any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act), any Alternative Proposal, or (iii) acquire, of record or beneficially, or have, by conversion, warrant, option or otherwise, any right or interest in or any agreement to acquire any TMI Delaware LP Interests, TMI Delaware GP Interests, MSV LP Units or MSV GP Shares, other than the TMI Delaware Interests and the MSV Interests owned by BCE or any of its subsidiaries as of the date hereof. “Alternative Proposal” shall mean (a) any offer or proposal, or any indication of interest in making an offer or proposal, made by any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) at any time, directly or indirectly, to acquire the TMI Delaware Interests or the MSV Interests, (b) directly or indirectly sell, transfer, distribute, pledge, dispose of, grant an option with respect to or encumber the TMI Delaware Interests or the MSV Interests or (c) deposit the TMI Delaware Interests or the MSV Interests into a voting trust or enter into a voting agreement or arrangement with respect to the TMI Delaware Interests or the MSV Interests or grant any proxy with respect thereto, in each case other than the transactions contemplated by this Agreement and other than sales, transfers, distributions or dispositions of TMI Delaware Interests to BCE and/or one or more of its subsidiaries prior to Closing in a manner not inconsistent with the transactions contemplated by this Agreement.

(b) The parties shall execute, immediately prior to the Closing, an instrument terminating the MSV GP Stockholders’ Agreement.

(c) Except for transactions contemplated or permitted by this Agreement, BCE shall not, from the date hereof until the third anniversary of the Closing (x) acquire, announce an intention to acquire, offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise, any shares of SkyTerra Common Stock or SkyTerra Non-Voting Common Stock or any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for shares of SkyTerra Common Stock or SkyTerra Non-Voting Common Stock, including, without limitation any option, warrant or other subscription or purchase right with respect to SkyTerra Common Stock or SkyTerra Non-Voting Common Stock, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, other than, in any case, securities, obligations, options, warrants or subscription or purchase rights with an aggregate fair market value at the time of purchase not exceeding $5 million, or (y) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise act in concert with any person in connection with such actions.

(d) Except for transactions contemplated or permitted by this Agreement, SkyTerra shall not, from the date hereof until the third anniversary of the Closing, (x) acquire, announce an intention to acquire, offer to acquire, or enter into any agreement, arrangement or undertaking of any kind the purpose of which is to acquire, by purchase, exchange or otherwise, any equity securities of BCE or any security or obligation that is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for equity securities of BCE, including, without limitation any option, warrant or other subscription or purchase right with respect to equity securities of BCE, whether by tender offer, market purchase, privately negotiated purchase, merger or otherwise, other than, in any case, securities, obligations, options, warrants or subscription or purchase rights with an aggregate fair market value at the time of purchase not exceeding $5 million, or (y) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise act in concert with any person in connection with such actions.

Section 4.5 TMI Delaware Assets.

(a) (i) Prior to the Closing, BCE shall remove, or cause to be removed, at BCE’s expense, all assets net of assumed liabilities from TMI Delaware other than the MSV Interests (such removal of net assets, the “BCE Distribution”) and shall ensure that TMI Delaware owns all the MSV Interests, free and clear of all Liens other than Permitted Liens, Securities Law Encumbrances or the MSV Documents; (ii) at the Closing, BCE shall assume or cause to be assumed all liabilities of TMI Delaware existing immediately prior to the Closing or caused by the actions of BCE or its affiliates at the Closing (other than Tax liabilities); and (iii) at the Closing, BCE shall contribute or cause to be contributed to TMI Delaware, in immediately available funds, $42,000,000 (the “Tax Amount”), or such other amount as may be mutually agreed by the parties at or prior to Closing, such amount being made for the purpose of the payment of (A) any corporate-level Tax (to the extent not previously paid) determined as if the taxable year of TMI Delaware ended on the Closing Date and calculated in a manner consistent with the principles of the last two sentences of Section 7.2(b) and (B) any applicable withholding Tax that TMI Delaware incurs or is responsible to pay to any taxing authority as a result of any pre-Closing activity of TMI Delaware, including, without limitation, the BCE Distribution, computing such applicable withholding Tax by treating the amount of any such applicable withholding Tax as having been distributed to the recipient of the distribution to which such withholding Tax relates. In making this calculation all losses, deductions and credits available in TMI Delaware to offset or reduce its tax liabilities (including an appropriate allocation of current year losses, deductions and credits of MSV calculated in a manner consistent with the principles of the last two sentences of Section 7.2(b), as well as losses, deductions and credits carried forward from prior years available to TMI Delaware) will be taken into account. Any liability for interest, penalties, additions to tax and additional amounts imposed with respect thereto will be calculated as if the Tax Amount has been paid to the relevant taxing authority on the due date for the taxes relating thereto.

(b) SkyTerra shall be responsible for preparing and filing all federal, state and local Tax Returns of TMI Delaware for taxable periods ending on or prior to, or that include, the Closing Date that have not been filed on or prior to the Closing, and BCE shall reimburse SkyTerra for any reasonable out of pocket costs incurred by SkyTerra in connection with such preparation and filing. Such Tax Returns shall be prepared in a manner consistent with TMI Delaware’s past practice, to the extent such past practice is in accordance with applicable Law. BCE shall be responsible for the Taxes attributable to such Tax Returns for periods or portions thereof ending on or prior to the Closing Date, as determined in the manner set forth in the last two sentences of Section 7.2(b), to the extent they exceed the Tax Amount. Thirty days prior to the due date for filing of any federal, state, or local income Tax Return described in the first sentence of this Section 4.5(b), SkyTerra shall provide BCE with a copy of the draft Tax Returns and schedules setting forth BCE’s Tax liability (including the withholding tax liability, if any) with respect to the Taxes shown as due on the relevant draft Tax Returns, as determined in the manner set forth in the last two sentences of Section 7.2(b), and the costs incurred in connection with the preparation and filing of such Tax Return. To the extent the aggregate Tax liability for which BCE is shown as liable pursuant to such schedules exceeds the Tax Amount, BCE shall reimburse SkyTerra for such excess, and to the extent the aggregate Tax liability for which BCE is shown as liable pursuant to such schedules falls short of the Tax Amount, SkyTerra shall reimburse BCE for such shortfall, in either case within twenty-five days after receipt of such schedules. In preparing the Tax Returns described in the first sentence of this Section 4.5(b), all losses, deductions and credits available in TMI Delaware to offset or reduce its tax liabilities (including an appropriate allocation of current year losses, deductions and credits of MSV as calculated in the manner set forth in the last two sentences of Section 7.2(b), as well as losses, deductions and credits carried forward from prior years available to TMI Delaware) shall be taken into account. The Tax Returns will be filed in a manner consistent with prior tax returns and no elections will be made, amended or terminated by such Tax Returns (except as may be required by Law) without BCE’s consent, which consent will not be unreasonably withheld. Except as may be required by Law, SkyTerra will not file or permit to be filed an amended Tax Return for TMI Delaware with respect to a pre-Closing period (including the pre-Closing portion of the Straddle Period) without BCE’s consent, which may not be unreasonably withheld.

(c) The parties agree that no election under Section 338 of the Internal Revenue Code will be made in connection with the transactions contemplated herein.

(d) SkyTerra shall include TMI Delaware in a U.S. consolidated federal income tax return that includes SkyTerra for SkyTerra’s first taxable period ending after the Closing Date.

Section 4.5A Contests; Transfer Taxes.

(a) After the Closing, each party shall promptly notify the other party in writing of the proposed assessment or the commencement of any Tax audit or administrative or judicial proceeding or of any demand or claim in respect of Taxes on the other party or its affiliates which, if determined adversely to the taxpayer or after the lapse of time, could give rise to a claim for indemnification under Section 7.2(b) (a “Contest”). Such notice shall contain factual information (to the extent known to such party) describing the asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any taxing authority in respect of any such asserted Tax liability.

(b) In the case of a Contest that relates to taxable periods ending on or before the date of the Closing, BCE shall have the right, at its expense, to control the conduct of such Contest; provided, however, that SkyTerra shall have the right to participate in such Contest at its expense; and, provided further, that BCE shall not settle or compromise any asserted liability with respect to any such Contest without the prior written consent of SkyTerra if such settlement or compromise would adversely affect the Tax liability of SkyTerra, its affiliates or TMI Delaware in a post-Closing taxable period, which consent shall not be unreasonably withheld, delayed or conditioned.

(c) With respect to Straddle Periods, SkyTerra may elect to control any Contest involving any asserted Tax liability with respect to which indemnity may be sought from BCE pursuant to and in accordance with Section 7.2(b). If SkyTerra elects to control such Contest, SkyTerra shall within 60 days of receipt of the notice of asserted Tax liability notify BCE of its intent to do so, and BCE shall reasonably cooperate in each phase of such Contest. If SkyTerra elects to control such Contest, then BCE may participate in such Contest, at BCE’s expense. If SkyTerra elects not to control such Contest, BCE may assume control of such Contest, at BCE’s expense. If BCE assumes control of such Contest, then SkyTerra may participate, at SkyTerra’s expense, in such Contest. The controlling party shall not settle or compromise any asserted liability with respect to any Contest governed by this Section 4.5A(c) without the prior written consent of the other party, which shall not be unreasonably withheld, delayed or conditioned.

(d) Without limiting any of the foregoing provisions of this Section 4.5A or Section 4.5:

(i) SkyTerra and BCE shall cooperate, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any Tax audit, litigation or other matter in respect of Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such Tax Return, audit, litigation or other Tax matter, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and timely notification of receipt of any notice of an audit or notice of deficiency relating to any Tax or Tax Return with respect to which the non-recipient may have liability hereunder; and

(ii) With respect to any Contest, (A) the controlling party shall consult with the non-controlling party reasonably in advance of taking any significant action in connection with such Contest; (B) the controlling party shall consult with the non-controlling party and offer the non-controlling party a reasonable opportunity to comment before submitting any written material prepared or furnished in connection with such Contest; (C) the controlling party shall pursue and defend such Contest diligently and in good faith as if it were the only party in interest in connection with such Contest; and (D) the non-controlling party shall be entitled to receive on a timely basis copies of any written materials relating to such Contest sent to or received from the relevant taxing authority, have its representatives attend significant meetings and participate in significant telephone conferences with the relevant tax authority, and otherwise participate in such Contest on a reasonable basis.

(e) Not later than five (5) days prior to the due date of any liability in respect of Taxes arising out of any settlement, compromise or other final disposition of any Contest, BCE shall pay to TMI Delaware, or, if and as directed by SkyTerra, to SkyTerra, the amount of Losses in respect of Taxes arising out of such Contest for which BCE is liable pursuant to Section 7.2(b). The amount of such Taxes shall be determined in a manner consistent with the last two sentences of Section 7.2(b).

(f) All transfer, documentary, sales, use, stamp, registration and other substantially similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be paid when due by the party bearing the primary incidence of such Transfer Taxes under relevant local law. Such party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and, if required by applicable law, the other party will, and will cause its subsidiaries to, join in the execution of any such Tax Returns and other documentation. The paying party shall provide the non-paying party with evidence satisfactory to the non-paying party that such Transfer Taxes have been paid. The parties shall reasonably cooperate in the identification of such Transfer Taxes and in the exchange of information relevant to such Transfer Taxes.

Section 4.6 MSV Options. At the Closing the current and former nominees of TMI Delaware to the board of directors of MSV GP will be entitled to exchange their options to acquire MSV LP Units for 2.82 shares of SkyTerra Non-Voting Common Stock per MSV LP Unit underlying such options, minus the aggregate strike price of those options divided by the average per share closing price of SkyTerra Common Stock for the 10 trading days ending on and including the last full trading day before the closing; provided, that such treatment will not create any obligation or liability as a result of the violation of any applicable regulation or breach of any existing agreement to which SkyTerra or any of its subsidiaries was a party as of May 7, 2006; provided, however, for the avoidance of doubt, that the consummation of the transactions contemplated by the Other Exchange Agreements and any obligation or liability resulting therefrom shall be deemed to have occurred as the result of agreements to which SkyTerra and/or its subsidiaries were party on such date. SkyTerra shall use its commercially reasonable efforts to register the resale of any shares of SkyTerra Common Stock for which the shares of SkyTerra Non-Voting Common Stock issued pursuant to this Section 4.6 may be exchanged on an appropriate form of registration statement; provided, however, that if the shares of SkyTerra Non-Voting Common Stock issued pursuant to this Section 4.6 are transferred to BCE, SkyTerra shall at BCE’s request promptly amend the Registration Rights Agreement (and the registration statement contemplated thereby) so that they cover both the shares of SkyTerra Common Stock for which such shares of SkyTerra Non-Voting Common Stock may be exchanged and the SkyTerra Shares.

Section 4.7 Commercially Reasonable Efforts. The parties shall each cooperate with each other and use (and shall cause their respective subsidiaries to use) their respective commercially reasonable efforts to promptly (i) take or cause to be taken all necessary actions, and do or cause to be done all things, necessary, proper or advisable under this Agreement or the MSV Documents and applicable laws to consummate and make effective all the transactions contemplated by this Agreement as soon as practicable, including, without limitation, amending the MSV Investor Agreements, preparing and filing promptly and fully all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and approving the change of control of MSV and (ii) obtain all approvals required to be obtained from any Governmental Entity or third party necessary, proper or advisable to the transactions contemplated by this Agreement. BCE and its affiliates shall at any time, and from time to time, after the applicable Closing, execute, acknowledge and deliver all further assignments, transfers, and any other such instruments of conveyance, upon the request of SkyTerra, to confirm the sale of the TMI Delaware Interests hereunder.

Section 4.8 Exchange of SkyTerra Non-Voting Common Stock for SkyTerra Common Stock. If BCE desires to transfer any shares of SkyTerra Non-Voting Common Stock to any person, other than a subsidiary of BCE or an entity of which BCE is a subsidiary, and (a) the transfer is a sale by BCE in the open market pursuant to an effective registration statement or an exemption from registration or (b) following such transfer, such person by itself or with any “person” or “group” (as such terms are used for purposes of Section 13(d)(3) of the Exchange Act) will not beneficially own 10% or more of SkyTerra’s voting power (as determined pursuant to Rule 13d-3 under the Exchange Act) then, in either case, at the request of BCE, SkyTerra will exchange such shares of SkyTerra Non-Voting Common Stock for SkyTerra Common Stock on a one-for-one basis (in each case as appropriately adjusted for any stock split, combination, reorganization, recapitalization, reclassification, stock dividend, stock distribution or similar event declared or effected after the issuance of such shares of SkyTerra Non-Voting Common Stock being exchanged). Upon surrender of certificates representing the shares of SkyTerra Non-Voting Common Stock that are being exchanged as part of such transfer, SkyTerra will issue to the transferee certificates representing the appropriate number of shares of SkyTerra Common Stock. The shares of SkyTerra Common Stock issuable upon exchange of the shares of SkyTerra Non-Voting Common Stock have been duly authorized by SkyTerra and, when delivered in accordance with the terms of this Section 4.8, will be validly issued, fully paid and nonassessable.

Section 4.9 MSV Canada Interests and Restriction on Transfer of SkyTerra Shares. Subject to the terms of Section 4.12(c) below, the parties agree that neither BCE nor any of its subsidiaries may transfer SkyTerra Shares or the equity interests of the subsidiary owning such SkyTerra Shares to any party other than BCE or a subsidiary of BCE unless (a) after giving effect to the transfer BCE and its subsidiaries collectively own directly or indirectly a number of shares of SkyTerra common stock at least equal to the Minimum Linked Number (as such term is defined in the MSV Canada Amendment) or (b) the transfer is to a transferee reasonably acceptable to SkyTerra that, together with its affiliates, already owns or concurrently receives no less than a majority of the aggregate equity interests of Mobile Satellite Ventures Holdings (Canada) Inc. (“MSV Canada”); provided, however, that the foregoing transfer restriction shall terminate (and the Minimum Linked Number shall become zero) on the earliest to occur of (a) the date on which BCE ceases to own a majority of the voting interests of MSV Canada or (b) the effective date of changes to the Restrictions (as defined in the MSV Canada Shareholders Agreement) the effect of which would be to allow MSV to hold directly a majority of the common shares in MSV Canada or Mobile Satellite Ventures (Canada) Inc.

Section 4.10 Public Announcements. Except as may be required by applicable law, no party hereto shall make any public announcements or otherwise communicate with any news media with respect to this Agreement or any of the transactions contemplated hereby, without prior consultation with the other parties as to the timing and contents of any such announcement or communications; provided, however, that nothing contained herein shall prevent any party from promptly making all filings with any Governmental Entity or disclosures with the stock exchange, if any, on which such party’s capital stock is listed, as may, in its judgment, be required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Section 4.11 Prohibited Actions; Appropriate Adjustments. From the date hereof through the Closing, except as expressly contemplated by this Agreement or the Other Exchange Agreements, without obtaining the prior written consent of BCE, SkyTerra shall not set any record date with respect to any dividend or declare or pay any dividend, either in cash, securities or otherwise, on any shares of its capital stock, repurchase any shares of its capital stock, make any distributions to the holders of its capital stock or take any other similar action. Following the Closing and until BCE no longer holds any shares of SkyTerra Non-Voting Common Stock, in the event SkyTerra declares any stock split, combination, reclassification, dividend (in cash, securities or otherwise), stock distribution or the like as to the SkyTerra Common Stock, SkyTerra shall also declare an identical stock split, combination, reclassification, stock dividend, stock distribution or the like as to the SkyTerra Non-Voting Common Stock and more generally shall take whatever actions are necessary so that it at all times treats each share of SkyTerra Non-Voting Common Stock in a manner identical to each share of SkyTerra Voting Stock outstanding as of the date hereof except for lack of voting rights and trading in the over-the-counter market. In the event that any series of SkyTerra Common Stock is listed on any national exchange, it shall not be required that SkyTerra Non-Voting Common Stock also be listed. Notwithstanding the foregoing, this Section 4.11 shall not prohibit, limit or apply to the SkyTerra Permitted Issuances.

Section 4.12 SkyTerra Change of Control.

(a) In the event that a SkyTerra Change of Control (as defined below) occurs prior to the Closing, BCE and SkyTerra shall each have the right to require the immediate exchange of the TMI Delaware Interests for the SkyTerra Shares.

(b) In the event of a SkyTerra Change of Control, the holders of SkyTerra Common Stock and the holders of SkyTerra non-Voting Common Stock, including BCE, shall be entitled to received the same per share consideration on a per share basis.

(c) If the Minimum Linked Number is greater than zero at the time of a SkyTerra Change of Control transaction, BCE will, upon SkyTerra’s request, enter into an agreement, in a form reasonably determined by the parties, whereby BCE will deliver or cause to be delivered to the person or persons acquiring control of SkyTerra (or the designee of such person or persons), at a time within six months following such SkyTerra Change of Control specified by SkyTerra, the equity interests of MSV Canada owned by BCE and its affiliates for nominal consideration.

(d) A “SkyTerra Change of Control” shall be deemed to occur upon (i) the acquisition of SkyTerra by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) unless SkyTerra’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for SkyTerra’s acquisition or sale or otherwise) hold at least 50% of the voting power, directly or indirectly, of the surviving or acquiring entity (except that the sale by SkyTerra of shares of its capital stock to financial investors in bona fide financing transactions shall not be deemed a SkyTerra Change of Control for this purpose); (ii) a sale or transfer of all or substantially all of the assets of SkyTerra to a third party, including a sale or transfer of all or substantially all of the assets of SkyTerra’s subsidiaries, if such assets constitute substantially all of the assets of SkyTerra and such subsidiaries taken as a whole, unless SkyTerra’s stockholders of record as constituted immediately prior to such sale will, immediately after such sale (by virtue of securities issued as consideration for SkyTerra’s sale or otherwise) hold at least 50% of the beneficial ownership or voting power; or (iii) if any person or group of related persons (as defined in Rule 13(d) of the Exchange Act) shall become the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding voting stock of SkyTerra, unless SkyTerra’s stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition hold at least 50% of the voting power, directly or indirectly, of the acquiring entity or group; provided, however, the receipt by Motient of shares of SkyTerra Non-Voting Common Stock pursuant to the Other Exchange Agreements and any exchange of such shares for SkyTerra Common Stock shall not be deemed to be a SkyTerra Change of Control.

Section 4.13 BCE Right to Designate Directors to MSV GP. SkyTerra agrees to cause the agreement set forth in Section 5.10 of the MSV Canada Shareholders Agreement to be complied with.

Section 4.14 Preservation of TMI Delaware Status as Limited Partnership. SkyTerra agrees not to take any action on the Closing Date that would endanger TMI Delaware’s status as a limited partnership under Delaware law. In furtherance of this obligation, SkyTerra will designate one or more wholly-owned subsidiaries in addition to SkyTerra as entities to which BCE and its subsidiaries will transfer TMI Delaware Interests at Closing so that at all times from the Closing through the end of the Closing Date there will be at least one general partner and a separate limited partner of TMI Delaware.

ARTICLE V

CONDITIONS TO CLOSING OF SKYTERRA

The obligation of SkyTerra to purchase the TMI Delaware Interests from BCE and/or its designated subsidiaries, and to issue the SkyTerra Shares to BCE and/or its designated subsidiaries, at the Closing is subject to the fulfillment to SkyTerra’s satisfaction (unless waived by SkyTerra) on or prior to the Closing Date of each of the following conditions:

Section 5.1 Representations and Warranties. Each representation and warranty made by BCE in Article II above shall be true and correct in all material respects on and as of the Closing Date as though made as of the Closing Date, except that any such representation and warranty that is given as of a particular date or period and relates solely to such particular date or period shall be true and correct in all material respects only as of such date or period, provided, however, that any representations and warranties which by their terms are qualified by materiality which shall be true and correct in all respects, with the same force and effect as if such representation and warranty had been made on and as of the Closing Date.

Section 5.2 Performance.

(a) All covenants, agreements and conditions contained in this Agreement to be performed or complied with by BCE or its affiliates on or prior to the Closing Date shall have been performed or complied with by BCE or its affiliates, as applicable, in all respects.

(b) BCE and its directors shall have acted consistently with the Signing Letters and shall not have revoked the Signing Letters or breached any provisions thereof or taken any action in opposition of any matters covered thereby.

Section 5.3 Intentionally Omitted.

Section 5.4 Opinion of BCE’s Counsel. SkyTerra shall have received at the Closing from one or more counsel to BCE, an opinion or opinions covering substantially the matters set forth in Exhibit I hereto dated as of the Closing Date.

Section 5.5 Certificates and Documents. BCE shall have delivered at or prior to the Closing to SkyTerra the BCE Closing Deliveries.

Section 5.6 Compliance Certificate. BCE shall have delivered to SkyTerra or its counsel a certificate signed by an authorized officer of BCE, dated the Closing Date, certifying to the fulfillment of the conditions specified in Sections 5.1 and 5.2 above.

Section 5.7 Intentionally Omitted.

Section 5.8 Intentionally Omitted.

Section 5.9 Board of Directors. Only one of the existing members of the board of directors of MSV GP that are appointees of BCE shall not have resigned, effective as of Closing.

Section 5.10 Intentionally Omitted.

ARTICLE VI

CONDITIONS TO CLOSING OF BCE

The obligation of BCE to purchase or to cause to be purchased the SkyTerra Shares from SkyTerra, and to transfer or to cause to be transferred the TMI Delaware Interests to SkyTerra, at the Closing is subject to the fulfillment to BCE’s satisfaction (unless waived by BCE) on or prior to the Closing Date of each of the following conditions:

Section 6.1 Intentionally Omitted.

Section 6.2 Performance. All covenants, agreements and conditions contained in this Agreement to be performed or complied with by SkyTerra on or prior to the Closing Date shall have been performed or complied with by SkyTerra in all respects.

Section 6.3 Intentionally Omitted.

Section 6.4 Opinion of Company’s Counsel. BCE shall have received at the Closing from Skadden, Arps, Slate, Meagher & Flom LLP, counsel to SkyTerra, an opinion covering substantially the matters set forth in Exhibit K hereto dated as of the Closing Date.

Section 6.5 Certificates and Documents. SkyTerra shall have delivered at or prior to the Closing to BCE the SkyTerra Closing Deliveries.

Section 6.6 Intentionally Omitted.

Section 6.7 Intentionally Omitted.

Section 6.8 Intentionally Omitted.

Section 6.9 Cash Balance. SkyTerra and its subsidiaries shall have an aggregate cash balance of not less than $1, net of any indebtedness for borrowed money.

Section 6.10 Intentionally Omitted.

ARTICLE VII

INDEMNIFICATION

Section 7.1 Survival of Representations and Warranties. The warranties and representations of BCE and SkyTerra contained in this Agreement shall survive the execution and delivery of this Agreement and the Closing for a period of twelve (12) months following the Closing (the “Survival Period”), and in each case shall in no way be affected by any investigation of the subject matter thereof made by any party hereto. The covenants and agreements shall survive the Closing in accordance with their terms.

Section 7.2 Obligation to Indemnify.

(a) SkyTerra Obligation to Indemnify. From and after the Closing, SkyTerra shall indemnify, defend and hold harmless BCE and its respective officers, directors, stockholders, partners, employees, subsidiaries, agents and affiliates (each, a “BCE Indemnitee”), from and against all losses, claims, damages, liabilities, obligations, fines, penalties, judgments, settlements, costs, expenses and disbursements (including attorneys’, accountants’ and investigatory fees and expenses) (collectively, “Losses”) to the extent resulting from any (i) breach or inaccuracy of any representation or warranty of SkyTerra contained in this Agreement for which a claim is initiated prior to the expiration of the Survival Period (ii) non-fulfillment or breach of any covenant or agreement of SkyTerra contained in this Agreement, including without limitation Section 4.5 hereof.

(b) BCE’s Obligation to Indemnify. From and after the Closing, (i) BCE shall indemnify, defend and hold harmless SkyTerra and its officers, directors, stockholders, partners, employees, agents and affiliates (each, a “SkyTerra Indemnitee”) from and against any and all Losses net of any tax benefit actually realized (either by cash refund or actual reduction of Taxes otherwise payable) net of any current or future Tax detriments actually realized or to be realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses to the extent resulting from any (A) breach or inaccuracy of any representation or warranty of BCE contained in this Agreement for which a claim is initiated prior to the expiration of the applicable Survival Period, and (B) non-fulfillment or breach of any covenant or agreement of BCE contained in this Agreement, and (ii) without duplication of any item previously indemnified under clause (i), BCE shall indemnify SkyTerra and MSV for all TMI Delaware Losses net of any tax benefit actually realized (either by cash refund or actual reduction of Taxes otherwise payable) net of any current or future Tax detriments actually realized or to be realized by the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses arising out of or relating to all activities of BCE or its affiliates (including TMI Delaware) occurring at or prior to the Closing (other than liabilities caused by actions of SkyTerra or its affiliates at the Closing), including, without limitation (but without duplication of any Tax liability as determined in accordance with Section 4.5(b) of this Agreement), any Tax liabilities (including, without limitation, any Tax liabilities with respect to the receipt of any Tax indemnity payment hereunder) that TMI Delaware subsequently incurs or is responsible to pay to any Taxing authority in connection with, or arising as a consequence of, the BCE Distribution. To the extent permitted by law, any payment made hereunder shall be treated as an adjustment to the purchase price. For purposes of clause (ii) of the preceding sentence, in the case of any liability for Taxes of TMI Delaware that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (a “Straddle Period”), the portion of such Tax that relates to the portion of such Straddle Period ending on the Closing Date shall (A) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Straddle Period multiplied by a fraction the numerator of which is the number of days in the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period, and (B) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant Tax period ended on the Closing Date, provided, that for purposes of this sentence any transactions occurring outside the ordinary course of business on the Closing Date at or after the Closing (other than any transactions contemplated by this Agreement or by or under any documents executed in connection herewith or in connection with the Closing) shall be treated as having occurred on the day after the Closing Date. Principles similar to those set forth in the preceding sentence shall be applied in determining the distributive share of TMI Delaware’s income or loss of MSV for the portion of the MSV LP tax period ending on the Closing Date based on closing of the books of MSV LP as of the end of such date.

(c) Indemnification Basket Amount. Notwithstanding the foregoing, an Indemnifying Party (as defined below) shall not be required to indemnify an Indemnified Party (as defined below) pursuant to Section 7.2(a) or Section 7.2(b), as applicable, unless and until the amount of all Losses incurred by such Indemnified Party exceeds $5,000,000 in the aggregate (the “Basket Amount”), in which case the Indemnifying Party shall be required to indemnify the Indemnified Party for any and all such Losses in excess of the Basket Amount; provided, however, that the limitation set forth in this Section 7.2(c) shall not apply to Losses resulting from a breach of the representations and warranties set forth in Sections 2.2, 2.11, 3.2(b) or 3.11.

Section 7.3 Indemnification Procedures.

(a) The person seeking indemnification hereunder (each, an “Indemnified Party”) shall give the party or parties from whom indemnification is sought or to be sought (each, an “Indemnifying Party”) prompt written notice of any Loss as to which they have received written notification. If an indemnification claim involves a claim by a third party (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby. An Indemnifying Party shall have ten business days from the delivery of such notice (the “Notice Response Period”) to notify the Indemnified Party whether or not it disputes its liability to the Indemnified Party hereunder with respect to such claim or demand. If an Indemnifying Party disputes its liability to an Indemnified Party hereunder with respect to such claim or demand or the amount thereof, such dispute shall be resolved by a civil action in a court of appropriate jurisdiction (including as part of any proceeding with respect to the claim that gave rise to the indemnification claim to which such dispute relates) which may be commenced by either party. During the Notice Response Period, no such claim or demand may be settled by the Indemnified Party.

(b) With respect to each Indemnification Matter (as defined below), the Indemnified Parties will have the sole right and authority to control the defense against any Third Party Claim with one counsel of their collective choice. This right shall include the right to settle or resolve the Third Party Claim by entering into an agreement memorializing the terms of settlement or resolution (a “Settlement Agreement”), provided however, that the Indemnified Party provides the Indemnifying Party with notice (in accordance with Section 7.4 hereof) of its intent to enter into a Settlement Agreement, which notice shall include the proposed terms of the Settlement Agreement. The Indemnifying Party shall, within ten business days of receipt of such notice, have the right to reject the proposed Settlement Agreement, but shall do so only if it reasonably determines that the Settlement Agreement does not represent a bona fide and reasonable resolution of the underlying Third Party Claim. The Indemnifying Party (and any Indemnified Party who is not otherwise satisfied with the one counsel chosen by the Indemnified Parties collectively) may retain separate co-counsel at their sole cost and expense and participate in the defense of the Third Party Claim; provided, however, that in no event may any Indemnifying Party consent to the entry of any judgment, enter into any settlement with respect to the Third Party Claim or agree with any Person other than the Indemnified Party, to take any other action with respect to the Third Party Claim without the prior written consent of the Indemnified Party . If it is determined pursuant to an order or Settlement Agreement that an

Indemnifying Party is responsible for all or a portion of any amounts for which the Indemnified Party is liable as a result of such Third Party Claim hereunder, the Indemnifying Party shall, pursuant to Section 7.4(b), render payment to the Indemnified Party for all Losses resulting from such claim, subject to the provisions of Section 7.5.

(c) Anything to the contrary in this Section 7.3 notwithstanding, the provisions of Section 4.5A and not this Section 7.3 shall apply to Third Party Claims relating to Taxes; provided, however, that any Losses incurred in the enforcement of the indemnity under Section 4.5A may be recovered pursuant to this Article VII.

Section 7.4 Notices and Payments.

With respect to each separate matter which is subject to indemnification under this Article VII (each, an “Indemnification Matter”):

(a) Notice. Upon the Indemnified Party’s receipt of written documents pertaining to an Indemnification Matter, or, if the Indemnification Matter does not involve a third party demand or claim, within a reasonable time after the Indemnified Party first has actual knowledge of such Indemnification Matter, the Indemnified Party shall give written notice to the Indemnifying Party of the nature of such Indemnification Matter, and, if susceptible to estimation at such time, the Indemnified Party’s best estimate of the amount demanded or claimed in connection therewith as provided in Section 7.3; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is actually and materially prejudiced thereby.

(b) Payment. Upon determination of the amount of the Loss (whether due to the Indemnifying Party’s failure to dispute the indemnification matter, by agreement among the parties, or after a settlement agreement is executed or a final order is rendered with respect to the indemnification matter), the Indemnifying Party shall promptly (and in any event, not later than ten days after such determination) pay to the Indemnified Party all amounts owing by the Indemnifying Party under this Article VII with respect to such indemnification matter, subject to the limitations set forth in Section 7.5.

Section 7.5 Limited Remedy.

(a) BCE Indemnitee Indemnification Limit. Except in the case of fraud or where specific performance is sought, the maximum amount all BCE Indemnitees may recover in the aggregate pursuant to the indemnity set forth in Section 7.2(a) hereof with respect to the Closing shall be limited to the value of the shares of SkyTerra Common Stock into which the SkyTerra Shares may be exchanged based on the average of the high and low sales price for the five trading day period immediately prior to, and including, the Closing Date (plus the value of any additional property required to be provided to BCE pursuant to Section 4.11 hereof at the Closing, if any).

(b) SkyTerra Indemnitee Indemnification Limit. Except in the case of fraud or where specific performance is sought, the maximum amount all SkyTerra Indemnitees may recover in the aggregate pursuant to the indemnity set forth in Section 7.2(b) hereof with respect to the Closing shall be limited to the value of the shares of SkyTerra Common Stock into which the SkyTerra Shares may be exchanged based on the average of the high and low sales price for the five trading day period immediately prior to, and including, the Closing Date (plus the value of any additional property required to be provided to BCE pursuant to Section 4.11 hereof at the Closing, if any).

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Termination. This Agreement may be terminated prior to the Closing as follows:

(i) at any time on or prior to the Closing Date, by mutual written consent of BCE and SkyTerra;

(ii) at the election of BCE or SkyTerra by written notice to the other parties hereto after 5:00 p.m., New York time, on February 28, 2007, if the Closing shall not have occurred, unless such date is extended by the mutual written consent of BCE and SkyTerra; provided, however, that the right to terminate this Agreement pursuant to this clause (ii) shall not be available to a party whose failure or whose affiliate’s failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the principal cause of or resulted in the failure of the Closing to occur on or before such date;

(iii) at the election of BCE, if there has been a material breach of any representation, warranty, covenant or agreement on the part of SkyTerra contained in this Agreement, which breach has not been cured within fifteen (15) days of notice to SkyTerra of such breach; or

(iv) at the election of SkyTerra, if there has been a material breach of any representation, warranty, covenant or agreement on the part of BCE contained in this Agreement, which breach has not been cured within fifteen (15) days notice to BCE of such breach.

Section 8.2 Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, this Agreement shall become void and of no further force and effect, except for the provisions of this Section 8.2 and Section 1.3(a), Section 4.3(b), and Sections 8.3 through Section 8.15 (inclusive); provided, however, that (a) none of the parties hereto shall have any liability in respect of a termination of this Agreement pursuant to Section 8.1(i), or Section 8.1(ii) and (b) nothing shall relieve any of the parties from liability for actual damages resulting from a breach of any representation, warranty, covenant or agreement which gave rise to a termination of this Agreement pursuant to Section 8.1(iii) or Section 8.1(iv).

Section 8.3 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expenses.

Section 8.4 Counterparts; Effectiveness. This Agreement may be executed in two or more consecutive counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the principles of conflicts of laws thereof.

Section 8.6 Notices. Any notices, reports or other correspondence (hereinafter collectively referred to as “correspondence”) required or permitted to be given hereunder shall be given in writing and shall be deemed given three business days after the date sent by certified or registered mail (return receipt requested), one business day after the date sent by overnight courier or on the date given by facsimile (with confirmation of receipt) or delivered by hand, to the party to whom such correspondence is required or permitted to be given hereunder.

To BCE:

BCE Inc.

Bureau 3700

1000, rue de La Gauchetière Quest

Montreal, Québec #H3B 4Y7

Facsimile: (514) 391-8389

Attention: Vice President, General Counsel

To SkyTerra:

SkyTerra Communications, Inc.

19 West 44th Street, Suite 507

New York, New York 10036

Facsimile:

Attn: Robert C. Lewis

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Facsimile: (917) 777-2918

Attn: Gregory A. Fernicola, Esq.

Section 8.7 Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.

Section 8.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Entire Agreement; Non-Assignability; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the SkyTerra Disclosure Schedule: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including, without limitation, the Letter of Intent dated September 22, 2005, between Motient Corporation, SkyTerra, TMI and the Other MSV Shareholders (as defined in such Letter of Intent); (b) are not intended to confer upon any other person (except the BCE Indemnitees and the SkyTerra Indemnitees) any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided. Without limiting the foregoing, no party shall be deemed to have made any representation or warranty other than as expressly made herein.

Section 8.10 Headings. Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 8.11 Certain Definitions. References in this Agreement to “subsidiaries” of SkyTerra or BCE shall mean any corporation or other form of legal entity of which more than 50% of the outstanding voting securities are on the date hereof directly or indirectly owned by SkyTerra or BCE, as the case may be; provided, that MSV shall not be deemed to be a subsidiary of SkyTerra for purposes of this Agreement or the transactions contemplated by this Agreement. References in this Agreement (except as specifically otherwise defined) to “affiliates” shall mean, as to any person, any other person which, directly or indirectly, controls, or is controlled by, or is under common control with, such person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a person, whether through the ownership of securities or partnership of other ownership interests, by contract or otherwise. References in the Agreement to “person” shall mean an individual, a corporation, a partnership, an association, a trust or any other entity or organization, including, without limitation, a Governmental Entity. “Antitrust Laws” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other United States federal or state or foreign statutes, rules, regulations, orders, decrees, administrative or judicial doctrines or other laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

Section 8.12 Amendments and Waivers. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of each of the parties hereto.

Section 8.13 Specific Performance. The parties to this Agreement agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the parties to this Agreement hereby agree that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such party may be entitled at law or in equity.

Section 8.14 Exclusive Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may only be brought in any federal or state court located in the County and State of New York, and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the exclusive venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 8.6 shall be deemed effective service of process on such party.

Section 8.15 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Exchange Agreement to be duly executed and delivered as of the date first above written.

BCE INC.

By:	/s/ L. Scott Thomson
	Name:	Scott Thomson
	Title:	Executive Vice President, Corporate Development

SKYTERRA COMMUNICATIONS, INC.

By:	/s/ Robert Lewis
	Name:	Robert Lewis
	Title:	Senior Vice President and General Counsel

[Signature Page to Exchange Agreement]